SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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Cray Inc.
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NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cray Inc., which will be held at our offices located at 1340 Mendota Heights Road, Mendota Heights, Minnesota 55120, on May 16, 2007, at 10:00 a.m.

At the Annual Meeting, shareholders will have the opportunity to vote on the following matters:

1.	To elect eight directors, each to serve a one-year term; and

2.	To conduct any other business that may properly come before the meeting, and any adjournment of the meeting.

If you were a shareholder of record on March 19, 2007, the record date for the Annual Meeting, you are entitled to vote on these matters.

At the Annual Meeting, we will review our performance during the past year and comment on our outlook. You will have an opportunity to ask questions about Cray and our operations.

Regardless of the number of shares you own, your vote is important. You may vote using any of the following methods:

•	by Internet;

•	by telephone;

•	by proxy card; or

•	in person at the Annual Meeting.

Voting by the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. You also help us reduce postage and proxy tabulation costs. Or you may sign and return the proxy card in the enclosed envelope. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience so we avoid further solicitation costs. Any shareholder attending the meeting may vote in person even if he or she has voted previously.

Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,

Peter J. Ungaro
President and Chief Executive Officer

Seattle, Washington
March 30, 2007

PROXY STATEMENT

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote by Internet or by telephone, or sign, date and return the enclosed proxy card. Promptly voting by Internet or by telephone or returning the proxy card will save us the expense and extra work of additional solicitation. If you wish to return the proxy card by mail, an addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Voting by Internet or by telephone or sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as you may revoke your earlier vote.

CRAY INC.
411 First Avenue South, Suite 600
Seattle, Washington 98104-2860

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held At:
1340 Mendota Heights Road
Mendota Heights, Minnesota 55120
10:00 A.M.
May 16, 2007

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:	We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares of common stock at the 2007 Annual Meeting of Shareholders. This proxy may also be used at any adjournment of that meeting.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may vote by Internet or by telephone or complete, sign and return the enclosed proxy card.

We began sending this Proxy Statement out on or about March 30, 2007, to all shareholders entitled to vote. If you owned shares of our common stock at the close of business on March 19, 2007, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 32,413,834 shares of our common stock outstanding, our only class of stock having general voting rights.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned on the record date. The proxy card indicates the number of shares you owned on the record date.

Q:	How can I vote?

A:	You may vote by using the Internet, by telephone, by returning the enclosed proxy card or by voting in person at the Annual Meeting.

Q:	How do I vote by Internet or by telephone?

A:	For Shares Registered Directly in Your Name:

If your shares are registered directly in your name, you may vote on the Internet or by telephone through services offered by our transfer agent, Mellon Investors Services LLC. Internet voting is available at the following address: http://proxyvoting.com/cray. You should read this Proxy Statement and be prepared to vote, and have available your 11-digit control number located on the right side at the bottom of your proxy card.

To vote by telephone, please use a touch-tone phone and call 1-866-540-5760 (toll-free). You will be asked to enter your 11-digit control number located on your proxy card.

You may vote by Internet or by telephone 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Time/8:59 p.m. Pacific Daylight Time on May 15, 2007, the day before the Annual Meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank:

A number of brokerage firms and banks participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program provided by Mellon Investor Services LLC, for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in this program, you may vote those shares by using the web site or calling the telephone number referenced on your voting form and following the instructions provided by your broker or banker.

Q:	How do I vote by proxy?

A:	If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board “for” electing the eight nominees for director, each to serve one-year terms.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

1. Vote again by Internet or by telephone;

2. Send in another signed proxy with a later date;

3. Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

4. Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) account?

A:	Shares of Cray stock held in the Cray 401(k) Savings Plan and Trust (the “401(k) Plan”) are registered in the name of the Trustee of the 401(k) Plan, Fidelity Management Trust Company. Nevertheless, under the 401(k) Plan participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the 401(k) Plan can be voted by submitting voting instructions by Internet, by telephone or by mailing in a special proxy card with respect to the shares held in the participant’s account; this card has a blue stripe at the top. Voting of shares held in the 401(k) Plan must be completed by the close of business on Friday, May 11, 2007. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your bank or brokerage firm, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account executive to learn how to obtain a legal proxy.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to elect eight directors for one-year terms?

The eight nominees for director who receive the most votes will be elected. Accordingly, if you do not vote for a nominee, or you indicate “withhold authority to vote” for a nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Q:	What is the effect of broker non-votes?

A:	If your broker holds your shares in its “street name” and does not receive voting instructions from you, your broker nevertheless may vote your shares on the election of eight directors.

If a broker does not vote for a particular proposal, that is considered a broker non-vote. Broker non-votes will be counted for the purpose of determining the presence of a quorum.

A broker non-vote would have no effect on the outcome of the election of directors as only a plurality of votes cast is required to elect a director.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services LLC, our transfer agent, will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections (Mellon Investor Services LLC) examine these documents. We will not disclose your vote to our management unless it is necessary to meet legal requirements. We will forward to management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:	We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. W. F. Doring & Co., Inc. may help solicit proxies for an approximate cost of $4,500 plus reasonable expenses.

Q:	I receive multiple copies of the Proxy Statement and Annual Report on Form 10-K, and other documents from Cray. Can I reduce the number of copies that I receive?

A:	Yes, if you own shares through a brokerage firm, bank or other nominee.

Householding, a process that reduces the number of copies of the annual meeting materials and other correspondence you receive through us, has been implemented for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank or other nominee. This has saved us sending over 23,000 additional copies this year. If you hold your shares in street name and would like to start householding, or if you participate in householding and would like to receive a separate annual report or proxy statement, please call 1-800-542-1061 from a touch-tone phone and provide the name of your broker, bank or other nominee and your account number(s), or contact Kenneth W. Johnson, Corporate Secretary, at Cray Inc., 411 First Avenue South, Seattle, WA 98104-2860.

We will deliver promptly upon written or oral request a separate copy of the annual meeting materials to a shareholder at a shared address to which a single copy of such materials had been delivered.

Q:	As a registered shareholder, can I view future proxy statements, annual reports and other documents over the Internet, and not receive any hard copies through the mail?

A:	Yes. If you wish to elect to view future proxy statements, annual reports and other documents only over the Internet, please visit the Mellon Investor Service Direct web page, www.melloninvestor.com/isd/, and follow the instructions for establishing a personal identification number and obtaining your documents electronically. Your election to view these documents over the Internet will remain in effect until you revoke it. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or your ownership of our common stock, please contact Kenneth W. Johnson, our Corporate Secretary, at (206) 701-2000. Mr. Johnson’s email address is ken@cray.com.

OUR COMMON STOCK OWNERSHIP

The following table shows, as of March 19, 2007, the number of shares of our common stock beneficially owned by the following persons: (a) all persons we know to be beneficial owners of at least 5% of our common stock, (b) our directors, (c) the executive officers named in the Summary Compensation Table and (d) all directors and executive officers as a group. As of March 19, 2007, there were 32,413,834 shares of our common stock outstanding.

		Options
	Common	Exercisable	Total
	Shares	Within	Beneficial
Name and Address*(1)	Owned	60 Days	Ownership	Percentage

5% Shareholders
Wells Fargo & Company(2)	4,518,002	—	4,518,002	13.94%
420 Montgomery Street San Francisco, CA 94104

Independent Directors
William C. Blake	250	5,000	5,250	**
John B. Jones, Jr.(3)	7,542	12,083	19,625	**
Stephen C. Kiely(3)	21,182	32,250	53,432	**
Frank L. Lederman(3)	9,728	15,000	24,728	**
Sally G. Narodick(3)	8,451	12,500	20,951	**
Daniel C. Regis(3)	11,399	12,500	23,899	**
Stephen C. Richards(3)	13,451	12,500	25,951	**

Named Executives
Peter J. Ungaro(4)	223,953	399,999	623,952	1.90%
Brian C. Henry(4)	122,430	124,999	247,429	**
Margaret A. Williams(4)	125,803	75,000	200,803	**
Steven L. Scott(4)	22,849	129,943	152,792	**
Jan C. Silverman(4)	45,503	12,500	58,003	**

All directors and executive officers as a group (14 persons)(4)	679,920	1,021,302	1,701,222	5.09%

*	Unless otherwise indicated, all addresses are c/o Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

**	Less than 1%

(1)	This table is based upon information supplied by the named executive officers, directors and 5% shareholders, including filings with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in these notes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options held by the person or group in question, which may be exercised on March 19, 2007, or within 60 days thereafter.

(2)	The information under the column “Common Shares Owned” is based on a Schedule 13G filed with the SEC on February 9, 2007, regarding ownership as of December 31, 2006. In that Schedule 13G, Wells Fargo & Company, as parent company, reported beneficial ownership of 4,518,002 shares, with sole voting power over 4,463,775 shares, shared voting power over 750 shares, sole dispositive power over 4,323,501 shares and shared dispositive power over 2,000 shares, with one subsidiary, Wells Capital Management Incorporated, reporting sole voting power over 1,126,969 shares, and sole dispositive power over 4,241,987 shares, and another subsidiary, Wells Fargo Funds Management, LLC, reporting sole voting power over 3,336,725 shares and sole dispositive power over 81,213 shares.

(3)	The number of shares of common stock shown for the indicated directors includes restricted shares which vest on June 7, 2007, and June 7, 2008, respectively, and which are forfeitable in certain circumstances, as follows: Mr. Jones (2,751 and 2,751 shares), Mr. Kiely (3,091 and 3,091 shares), Dr. Lederman (2,989 and 2,989 shares), Ms. Narodick (3,601 and 3,600 shares), Mr. Regis (4,450 and 4,449 shares) and Mr. Richards (3,601 and 3,600 shares).

(4)	The number of shares of common stock shown for the indicated executive officers includes restricted shares which vest on the dates indicated, and are forfeitable in certain circumstances, as follows: Mr. Ungaro — June 30, 2007 — 150,000, November 15, 2008 — 31,575 and November 15, 2010 — 31,575 shares; Mr. Henry — June 30, 2007 — 87,500, November 15, 2008 — 17,375 and November 15, 2010 — 17,375 shares; Ms. Williams — June 30, 2007 — 87,500, November 15, 2008 — 17,375 and November 15, 2010 — 17,375 shares; Mr. Scott — November 15, 2008 — 11,050 and November 15, 2010 — 11,050 shares; Mr. Silverman — June 30, 2007 — 37,500, November 15, 2008 — 3,950 and November 15, 2010 — 3,950 shares; and other executive officers — June 30, 2007 — 27,500, November 15, 2008 — 4,725 and November 15, 2010 — 4,725 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our directors, executive officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.

We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of these reporting persons complied with their filing requirements for 2006 except that we filed one Form 5 report late covering two 2005 purchases of our common stock by Ms. Williams under our employee stock purchase plan.

THE BOARD OF DIRECTORS

The goals of our Board of Directors are to build long-term value for our shareholders and to assure our vitality for our customers, employees and others that depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound and represent best practices. To this end we have adopted charters for our Audit, Compensation and Corporate Governance Committees, Corporate Governance Guidelines and a Code of Business Conduct that applies to all of our directors, officers and employees. We periodically review these governance practices against requirements of the SEC, the listing standards of the Nasdaq Global Market System (“Nasdaq”), the laws of the State of Washington and practices suggested by recognized corporate governance authorities.

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

Independence

Currently our Board has eight members. The Board recently determined that the seven directors identified on the Common Stock Ownership table above as “independent directors” meet the Nasdaq and SEC standards for independence. Only independent directors may serve on our Audit, Compensation and Corporate Governance Committees.

As set forth in our Corporate Governance Guidelines, the Board believes that at least two-thirds of the Board should consist of independent directors and that, absent compelling circumstances, the Board should not contain more than two members from our management. Currently, seven of eight directors are considered independent and one member of management, Mr. Ungaro, our Chief Executive Officer and President, is on the Board.

In determining the independence of our directors, the Board affirmatively decides whether a non-management director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the Board is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses to an annual questionnaire from each director and reviews the applicable standards with each Board member.

In making decisions about independence, the Board reviewed two separate transactions that it determined did not affect the independence of the directors involved. In connection with the successful defense against the federal and state court derivative securities litigation filed against certain members of our current and past Board and management, we retained the law firm of Lane Powell PC in late 2005 through our last favorable decision in state court in November 2006. Ms. Narodick’s husband is a partner of that firm but was not involved in the provision of the legal services to us. Lane Powell was on an approved panel of law firms by our insurer and the amount of its fees was not material in amount. The Board also reviewed a potential business relationship by us with Interactive Supercomputing, Inc., of which Mr. Blake is now the Chief Executive Officer. To date, however, we have had no business relationship with that firm.

Meetings

The Board met 13 times and the Board’s standing committees held a total of 34 meetings during 2006. Each director attended at least 95% of the meetings of the Board and relevant standing committees on which such director served. The average attendance in 2006 for all directors at Board and standing committee meetings was over 98.5%.

The Committees of the Board

The Board has established an Audit Committee, a Compensation Committee and a Corporate Governance Committee as standing committees of the Board. In addition, in February 2007, the Board established a Strategic Technology Assessment Committee as a standing committee. None of the directors who serve as members of these committees is, or has ever been, one of our employees.

Audit Committee.  The current members of the Audit Committee are: Daniel C. Regis (Chair), Sally G. Narodick and Stephen C. Richards. The Audit Committee and the Board have determined that each member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq rules and regulations, and that Mr. Regis is an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee had 22 meetings during 2006. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of:

•	the quality and integrity of our accounting and financial reporting processes and the audits of our financial statements,

•	the qualifications and independence of the public auditing firm engaged to issue an audit report on our financial statements,

•	the performance of our systems of internal controls, disclosure controls and internal audit functions, and

•	our procedures for legal and regulatory compliance, risk assessment and business conduct standards.

The Audit Committee is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged by us for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us.

The Audit Committee charter and the Code of Business Conduct are available on our web site: www.cray.com under “Investors — Corporate Governance — Committee Charters” and “— Governance Documents,” respectively. The report of the Audit Committee regarding its review of the financial statements and other matters is set forth below on page 34.

Compensation Committee.  The current members of the Compensation Committee are: Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. In addition, until his death in early February 2007, Kenneth W. Kennedy, Jr. served on the Compensation Committee. The Compensation Committee and the Board have determined that each member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Compensation Committee held 8 meetings in 2006. The Compensation Committee assists the Board of Directors in fulfilling its responsibilities for the oversight of:

•	our compensation policies, plans and benefit programs,

•	the compensation of the Chief Executive Officer and other senior officers, and

•	the administration of our equity compensation plans.

Our compensation policies, plans and programs are designed to attract and retain a highly skilled work force and to motivate and reward employee behavior so that we achieve our goals and maintain and enhance our competitive position. We seek to foster an environment that rewards high performance and aligns the interests of our employees to the long-term interests of our shareholders through equity incentives. The Compensation Committee has the authority to determine the compensation of our senior officers other than the Chief Executive Officer. The Board (acting in executive session without the presence of the Chief Executive Officer) determines the compensation of the Chief Executive Officer based on the recommendation of the Committee.

The Compensation Committee adopted a charter that has been approved by the Board of Directors. The Compensation Committee charter is available on our web site: www.cray.com under “Investors — Corporate Governance — Committee Charters.” The Compensation Committee’s Report on the Compensation Discussion and Analysis is set forth below on page 22.

Corporate Governance Committee.  The current members of the Corporate Governance Committee are: Stephen C. Kiely (Chair), Frank L. Lederman and Daniel C. Regis. The Corporate Governance Committee and the Board have determined that each member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Corporate Governance Committee held 4 meetings in 2006. The Corporate Governance Committee has the responsibility to:

•	develop and recommend to the Board a set of corporate governance principles,

•	recommend qualified individuals to the Board for nomination as directors,

•	lead the Board in its annual review of the Board’s performance, and

•	recommend directors to the Board for appointment to Board committees.

The Corporate Governance Committee has adopted a charter and Corporate Governance Guidelines, both of which have been approved by the Board of Directors. The Corporate Governance Committee charter and the Corporate Governance Guidelines are available on our web site: www.cray.com under “Investors-Corporate Governance — Committee Charters” and “— Governance Documents,” respectively.

Strategic Technology Assessment Committee.  The current member of the Strategic Technology Assessment Committee is William C. Blake (Chair). The Board will add additional members in due course. The Board has determined that Mr. Blake is “independent,” as that term is defined in Nasdaq rules and regulations, although such independence is not a requirement for membership on this Committee. The Strategic Technology Assessment Committee has the responsibility:

•	to assist the Board in its oversight of our technology development, including our product development roadmap, and

•	to assess whether our research and development investments are sufficient and appropriate to support the competitiveness of our offerings in the marketplace.

From time to time, the Board establishes other committees on an ad-hoc basis to assist in its oversight responsibilities.

Chairman of the Board

Mr. Kiely has served as Chairman of the Board, a non-executive position, since August 2005. As Chairman, Mr. Kiely consults with Mr. Ungaro, as Chief Executive Officer, regarding agenda items for Board meetings; chairs executive sessions of the Board’s independent directors; communicates concerns of the independent directors to the Chief Executive Officer; and performs such other duties as the Board deems appropriate.

Director Attendance at Annual Meetings

We encourage but do not require our directors to attend the Annual Meeting of Shareholders. We usually schedule a regular Board meeting on the morning before the Annual Meeting. In 2006, our Annual Meeting was delayed and was not held in connection with a Board meeting. Nevertheless, five of our directors attended the 2006 Annual Meeting.

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals

Communications.  The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing, addressed to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, and marked to the attention of the Board or any of its individual committees or the Chairman of the Board. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of the communications addressed to the Board as a whole, to the Corporate Governance Committee or, if addressed to the Chairman, to the Chairman of the Board.

Director Candidates.  The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members, and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry or technology) is represented on the Board.

Once the Corporate Governance Committee has identified a potential director nominee, the Committee in consultation with the Chief Executive Officer evaluates the prospective nominee against the specific criteria that the Board has established and as set forth in our Corporate Governance Guidelines. If the Corporate Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to elect the new director.

The Corporate Governance Committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders should accompany their recommendations by a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, marked to the attention of the Corporate Governance Committee.

In addition, our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, a shareholder making a nomination must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if later, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	the nominating shareholder’s name and address,

•	a representation that the nominating shareholder is entitled to vote at such meeting,

•	the number of shares of our common stock which the nominating shareholder owns and when the nominating shareholder acquired them,

•	a representation that the nominating shareholder intends to appear at the meeting, in person or by proxy,

•	the nominee’s name, age, address and principal occupation or employment,

•	all information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules, and

•	the nominee’s executed consent to serve as a director if so elected.

The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

Shareholder Proposals.  In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2008 Annual Meeting, we must receive the written proposal no later than December 3, 2007. Such proposals also must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In order for a shareholder proposal to be raised from the floor during the 2007 Annual Meeting, written notice of the proposal must be received by us not less than 60 nor more than 90 days prior to the meeting or, if later, by the 10th business day following the first public announcement of the meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	a brief description of the business the shareholder wishes to bring before the meeting, the reasons for conducting such business and the language of the proposal,

•	the shareholder’s name and address,

•	the number of shares of our common stock which the shareholder owns and when the shareholder acquired them,

•	a representation that the shareholder intends to appear at the meeting, in person or by proxy, and

•	any material interest the shareholder has in the business to be brought before the meeting.

The Chairman of the Board, if the facts so warrant, may direct that any business was not properly brought before the meeting in accordance with our Bylaws.

If you wish to obtain a free copy of our Bylaws, please contact Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860. The Bylaws are available on our web site: www.cray.com under “Investors — Corporate Governance — Governance Documents.”

Compensation of Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, the Corporate Governance Committee considers the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board, and a general understanding of director compensation at companies of similar size and complexity. We do not compensate employee directors for their service on the Board.

Cash Compensation

Each non-employee director receives an annual retainer of $10,000, paid quarterly, and a fee of $2,500 for each meeting of the Board attended in person or $1,500 ($1,000 prior to April 1, 2006) if attended telephonically. We pay an annual fee, paid quarterly, to the Chairman of the Board ($4,000), and the chairs of the Audit ($6,000), Compensation ($2,000), the Corporate Governance ($2,000) and the Strategic Technology Assessment ($2,000) committees, and each director receives a fee of $2,000 ($1,000 prior to April 1, 2006) for each committee meeting attended, whether in person or telephonically. When the Board creates committees other than the standing committees identified above, the Board determines whether to extend the same committee fee structure to the members of such committees. We reimburse all expenses related to participation in meetings of the shareholders, Board and committees.

Equity Compensation

Stock Options.  Each non-employee director, upon his or her first election to the Board, is granted an option for 5,000 shares, vesting immediately, with an exercise price equal to the fair market value of our common stock on the date of such first election. Prior to 2005, each non-employee director, on the date of the Annual Meeting, was granted a non-qualified option for 5,000 shares of our common stock, vesting monthly over the next twelve months and with an exercise price equal to the fair market value of our common stock on the date of the Annual Meeting. In 2005, all options granted to non-employee directors vested in full on December 31, 2005. Beginning in 2006, we ceased granting stock options to continuing directors, and commenced issuing restricted stock, as discussed below.

Restricted Stock Awards.  Commencing with the Annual Meeting in 2006, we granted to each continuing non-employee director elected by the shareholders restricted shares of common stock with a value equal to that director’s fees earned in the previous fiscal year. The per share value of shares granted is determined by using the fair market value of our common stock on the date of such election. One-half of the shares are restricted against sale or transfer for a period of one year from date of grant; the balance are restricted against sale or transfer for a period of two years from the date of grant. The non-employee directors may vote and receive dividends on the restricted shares while the restrictions remain in place; we have not granted any dividends on our common stock and have no plans to do so. The restricted shares vest in full if a non-employee director can no longer serve due to death or Disability or if, following a Change of Control, the non-employee director is removed from the Board or is not nominated to continue to serve as a Director. The restricted shares are forfeited if, while unvested, a non-employee Director resigns or retires from the Board (other than with the express approval of the Corporate Governance Committee), is asked to leave the Board by the Corporate Governance Committee for Cause or is not nominated by the Board to continue as a Director other than following a Change of Control.

Ownership Guidelines.  The Board has established stock ownership guidelines pursuant to which, no later than two years after receiving restricted shares under the restricted stock award program that commenced in 2006, non-employee directors should hold shares of common stock with at least a value, based on value at acquisition, equal to one-year’s Board retainer and Board attendance fees.

The following table sets forth information regarding compensation provided by us to our non-employee directors during the year ended December 31, 2006. Mr. Ungaro is not included in this table as he is an employee and he receives no compensation for his service as a director. His compensation as an employee is shown in the Summary Compensation Table on page 23.

Director Compensation for 2006

	Fees Earned
	or Paid	Stock	Option
Name	in Cash(1)	Awards(2)	Awards(3)	Total(4)

William C. Blake	$21,500	0	$22,058	$43,558
John B. Jones, Jr.	$57,500	$10,673	0	$68,173
Kenneth W. Kennedy, Jr.	$49,000	$10,145	0	$59,145
Stephen C. Kiely	$63,000	$11,992	0	$74,992
Frank L. Lederman	$58,500	$11,596	0	$70,096
Sally G. Narodick	$66,000	$13,968	0	$79,968
Daniel C. Regis	$86,500	$17,262	0	$103,762
Stephen C. Richards	$80,500	$13,968	0	$94,468

(1)	Reflects fees earned for serving as a director and attending meetings in 2006, even if paid in 2007.

(2)	The amounts shown reflect the expense for the 2006 fiscal year with respect to all outstanding restricted stock awards held by each director, disregarding any adjustments for estimated forfeitures, and otherwise as recorded on our 2006 financial statements; the amounts shown do not reflect an amount paid to or earned or realized by any director. See the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for a description of the valuation of these restricted stock awards under Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment (“FAS 123R”). Pursuant to the policy described under “Restricted Stock Awards” above, on June 7, 2006, we granted the indicated number of shares of restricted stock to the following directors, half of which vests on June 7, 2007, and half of which vests on June 7, 2008; the following also shows the grant date fair value of those awards in dollars computed in accordance with FAS 123R:

John B. Jones, Jr.	5,502 shares	—	$37,854
Kenneth W. Kennedy, Jr.	5,230 shares	—	$35,982
Stephen C. Kiely	6,182 shares	—	$42,532
Frank L. Lederman	5,978 shares	—	$41,129
Sally G. Narodick	7,201 shares	—	$49,543
Daniel C. Regis	8,899 shares	—	$61,225
Stephen C. Richards	7,201 shares	—	$49,543

The amount any director realizes from these restricted stock awards, if any, will depend on the future market value of our common stock when these shares are sold and there is no assurance that the directors will realize amounts at or near the values shown.

(3)	The amounts shown reflect the dollar amount recognized as an expense for financial statement reporting purposes for the 2006 fiscal year in accordance with FAS 123R regarding outstanding stock options held by each director. Options granted to directors in 2005 and earlier all vested prior to 2006, and we recognized no expense in 2006 for options granted in 2005 and earlier. William C. Blake joined our Board on June 7, 2006, and pursuant to the policy described under “Stock Options” above, received an immediately vested stock option for 5,000 shares with an exercise price of $7.52 per share, the per share fair market value of our common stock on that date. As the stock option was vested immediately upon grant, the full grant date fair value of that option, computed in accordance with FAS 123R, of $22,058 was then recognized on our financial statements. See the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for a description of the valuation of these stock options, including key assumptions, under the Black-Scholes pricing model pursuant to FAS 123R; the values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected exercise dates of this option. There can be no assurance that the options will ever be exercised, in which case no value would be realized by Mr. Blake. The amount Mr. Blake realizes, if any, from this option grant depends on the future excess, if any, of the market value of our common stock over the exercise price of the option when he sells the underlying shares, and there is no assurance that the value realized by him will be at or near the value shown.

(4)	The amounts shown reflect the sum of the amounts shown in the columns for fees paid, stock awards and option awards, as required by SEC rules and regulations. Because these sums combine cash payments earned by and made to the directors and amounts not earned by or paid to the directors but rather amounts recorded by us on our 2006 financial statements as an expense for restricted stock awards and option grants to the directors, the actual total amount earned in 2006 by a director depends on future events and, for the reasons described in footnotes (2) and (3) above, there is no assurance that the directors will realize a total sum at or near the values shown in this column.

The following table sets forth the number of outstanding options and shares of restricted stock held by our non-employee directors as of December 31, 2006. All options shown are fully vested. One-half of the restricted stock awards shown vest on June 7, 2007, and the remaining half vest on June 7, 2008, except as noted below.

		Restricted Stock
	Options Outstanding	Awards Outstanding
	December 31,	December 31,
Name	2006	2006

William C. Blake	5,000	0
John B. Jones, Jr.	12,083	5,502
Kenneth W. Kennedy, Jr.	28,250	5,230
Stephen C. Kiely	32,250	6,182
Frank L. Lederman	15,000	5,978
Sally G. Narodick	12,500	7,201
Daniel C. Regis	12,500	8,899
Stephen C. Richards	12,500	7,201

Each of these non-employee directors has been nominated for election to a one-year term at the Annual Meeting of Shareholders to be held on May 16, 2007, except for Dr. Kennedy who died in early February 2007 and whose restricted shares vested in full upon his death. If these individuals are elected for another year, then each will receive additional shares of common stock that will vest 50% one year after grant and the remaining 50% two years after grant, pursuant to the discussion under “Equity Compensation — Restricted Stock Awards” above. The number of such shares issued will be determined by dividing the amount of the cash fees set forth in the table regarding director compensation in 2006 by the fair market value of our common stock on the date of the 2007 Annual Meeting. See “Election of Eight Directors For One-Year Terms” below.

COMPENSATION OF THE EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion describes the material elements of compensation for our senior officers, including the executive officers identified in the “Summary Compensation Table” below (the “Named Executive Officers”). As described above under “The Board of Directors — The Committees of the Board — Compensation Committee,” the Compensation Committee assists our Board of Directors in fulfilling its responsibilities for the oversight of our compensation policies, plans and benefit programs, the compensation of our Chief Executive Officer and other senior officers, and the administration of our equity compensation plans. The Compensation Committee, with the assistance of our Human Resources personnel, uses publicly available professional compensation surveys and labor market studies to make informed decisions regarding our overall compensation and benefit practices. The Committee also considers internal and external relative parity among senior management, and competitive information obtained in connection with new hires and, when possible, from departing employees. The Compensation Committee has not retained compensation consultants to advise it.

The Compensation Committee has the authority to determine the annual compensation for our senior officers, other than for the Chief Executive Officer, after soliciting the recommendations of our Chief Executive Officer, and recommends the compensation of our Chief Executive Officer to the full Board. In practice, our full Board reviews and approves the compensation of all of our senior officers in executive sessions of non-employee directors.

Philosophy and Objectives

Our compensation philosophy for all employees, including our senior officers, is to provide policies, plans and programs designed to attract, retain and motivate the best personnel at all levels to allow us to achieve our goals and maintain and enhance our competitive posture. Pursuant to this overall approach, our compensation program has the following objectives:

•	To attract and retain a highly-skilled work force — we must remain competitive with the compensation and benefits offered by other employers that compete with us for talent. In all markets we face competition for our employees from many sources, often including technology companies with far greater resources. This competitive pressure has increased the need to improve our overall compensation, even in the light of financial losses during the last three years.

•	To motivate and reward employee behavior that fosters a high performance culture — our compensation is based on the level of job responsibility, individual performance and our performance. As employees assume greater levels of responsibility, an increasing proportion of their compensation is linked to performance and shareholder return.

•	To provide stability — we have provided retention incentives for employees and officers where we believe appropriate.

•	To align the interests of our employees with the long-term interests of our shareholders — we use grants of stock options and restricted stock with longer-term vesting periods.

Compensation Program Components

We believe the components of our compensation program provide an appropriate mix of fixed and variable pay, balance shorter-term operational performance with long-term increases in shareholder value, reinforce a high performance culture and encourage recruitment and retention of our employees and officers. We review our compensation program periodically and make adjustments as needed or appropriate in order to meet our objectives. Our compensation program for all of our employees, including our senior officers, has the following principal components:

•	Base salary, which is fixed annual cash compensation reviewed for increases annually, with the purpose of providing base compensation that is competitive with the market for the skills and experience necessary to meet the requirements of the employee’s role with us.

•	An annual cash incentive plan, which provides performance-based cash incentives based on company and individual performance against specific targets, with the purpose of motivating and rewarding achievement of our critical strategic and financial goals, thus fostering a high performance culture.

•	Long-term equity awards, through the grant of stock options and restricted stock awards generally vesting over four years, with the purpose of aligning the interest of recipients with our shareholders, motivating and rewarding recipients to increase shareholder value over the long-term and providing a retention incentive.

•	A qualified employee stock purchase plan, pursuant to which all employees are able to purchase shares of our common stock, with the purpose of providing a convenient means by which employees may purchase shares of our common stock and a method by which we can assist and encourage employees to become shareholders.

•	Retirement savings through a 401(k) savings plan, pursuant to which all U.S. employees can choose to defer compensation for retirement and to which we make a matching contribution, with the purpose of encouraging employees to save for their retirement, with account balances affected by contributions and investment decisions made by the participant.

•	Health and welfare benefits, a fixed component with the same benefits (medical, dental, vision, disability insurance and life insurance) available for all full-time U.S. employees, with the purpose of providing benefits to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package.

•	Retention, severance and change of control agreements and plans pursuant to which we provide additional payments and benefits to certain officers, with the purpose of facilitating our ability to attract and retain officers in a competitive marketplace for talent and, with the change of control provisions, to encourage officers to remain focused on our business in the event of rumored or actual fundamental corporate changes.

The foregoing generally describes our compensation program for all employees in the United States. Subject to local laws and practices, we attempt to provide the same or substantially equivalent programs and benefits to our employees located in other countries.

We provide no deferred compensation or special retirement or pension plans and no perquisites for our officers, including our Named Executive Officers.

Determination of Compensation Levels

Overall Composition

We believe that, as employees assume greater levels of responsibility, an increasing proportion of their pay should be linked to performance and shareholder return. In structuring total compensation in 2006 for our senior officers, we used the following general guidelines, recognizing that valuations of equity awards determined pursuant to the Black-Scholes pricing model may have little relation to the actual realized value, if any, of longer-term equity awards, which are necessarily dependent on future events. In 2006, for most officers, base pay approximated three-fifths to two-thirds of their total targeted compensation, with the balance split in generally equal portions between one-year cash incentive compensation plan awards at target and longer-term equity awards. As for the Named Executive Officers, and excluding the effect of payments under the Retention Agreements described below: for Mr. Scott and Mr. Silverman, base pay approximated half of their total targeted compensation, with the balance split in generally equal portions between one-year cash incentive compensation awards at target and longer-term equity awards; for Ms. Williams and Mr. Henry, base pay approximated just over two-fifths of targeted total compensation, with one-quarter based on one-year cash incentive compensation awards at target and one-third on longer-term equity awards; and for Mr. Ungaro, base pay approximated slightly less than one-quarter of targeted total compensation, with one-third based on one-year cash incentive compensation awards at target and over two-fifths on longer-term equity awards.

Base Salary

In making individual base salary decisions for our senior officers, the Committee considers each officer’s duties, the quality of the officer’s performance, the officer’s potential, market compensation practices, the contribution the officer has made to our overall performance, our financial status and salary levels in comparable high technology companies. The Committee also compares the salary of each officer with other officers’ salaries, each officer’s employment record and history, the possibility of future promotions and the extent and frequency of prior salary adjustments.

In 2005, our senior executive team was significantly restructured, including promoting Peter J. Ungaro first to President and later to Chief Executive Officer, and adding Margaret A. Williams, Brian C. Henry, Steven L. Scott and Jan C. Silverman, constituting all of our Named Executive Officers, to key executive officer positions. While each hire was negotiated separately, principal consideration was given to providing competitive compensation in order to attract them to come and to remain with us while attempting to stay within our general compensation structure. We have not increased the base salary levels for any Named Executive Officer in either 2007 or 2006 from their negotiated 2005 levels, so that an increasingly higher percentage of their total compensation is at risk pursuant to our incentive compensation measures.

Annual Cash Incentive Compensation Plan

Our cash incentive plan is a material element of the annual compensation program for our senior officers, including the Named Executive Officers. We also include other officers and senior managers in this plan, except for those with sales functions who are on a sales commission plan. No payments were made under our 2004 or 2005 plans since a pre-condition to any payment in those years was positive net operating income. For 2006 an award was based 75% upon our consolidated results from operations (before taxes, interest and foreign currency effects), adjusted as described below, and 25% on meeting personal goals. We used results from operations because we believe it is the primary driver of net income, which we expect to impact our stock price, and it is more directly influenced by revenue generated and costs incurred, factors more readily attributable to management action. No incentive award was payable unless results from operations reached a base level set by the Board, exclusive of any incentive award. For 2006, in recognition of our status after significant operating losses in 2004 and 2005, the base level was set at an improved, that is, a significantly reduced, level of operating loss. In addition, no incentive award was payable unless 2006 bookings (defined as firm contracts for new product sales expected to be recognized as revenue prior to December 31, 2007, which were contracted for in 2006), reached a pre-determined minimum level; we used this factor to emphasize the need for continued revenue over a longer term. Each participant was assigned a percentage of his or her base salary as a target incentive award. In line with increasing the percentage of total compensation being at-risk and based on performance, and coupled with the absence of increases in base salary, these percentages were increased over 2005 levels. For the Named Executive Officers, the 2006 target award percentages were: Mr. Ungaro, Chief Executive Officer — 150%; Mr. Henry, Executive Vice President and Chief Financial Officer — 60%; Ms. Williams, Senior Vice President responsible for hardware and software research and development — 60%; Mr. Scott, Chief Technology Officer and Senior Vice President — 50%; and Mr. Silverman, Senior Vice President responsible for corporate strategy and business development — 50%.

Incentive awards in 2006 were payable at 25% of target award once the adjusted results from operations reached a pre-approved minimum level and other conditions were met, and increased up to 150% of the target award if specified levels of adjusted results from operations established by the Board were reached. Incentive awards could not exceed 100% of target unless 2006 bookings were at least at a pre-determined level (higher than the threshold level). Any incentive award higher than 150% of target was at the Board’s discretion.

For purposes of calculating the results from operations, any charges due to FAS 123R stock compensation, restructuring efforts, 401(k) matching contributions, incentive awards and retention incentives were excluded. To the extent there were other unplanned significant transactions or charges, then the Compensation Committee had the authority to determine what adjustments, if any, would be appropriate in determining the results from operations for purposes of determining the amount of the incentive awards. The Chief Executive Officer, subject to final approval by the Compensation Committee, retained the right to adjust the formula incentive award (from 0% to 125%) for each officer. The Board, in executive session, approved the final incentive award for the Chief Executive Officer and approved the awards for the other Named Executive Officers.

In 2006, we met the required standards for 100% of cash incentive target awards for our senior officers. Cash awards were paid in February 2007. The awards for the Named Executive Officers for 2006 are set forth on the “Summary Compensation Table” below and the 2006 target awards are set forth on the “Grants of Plan-Based Awards” table below.

The 2007 cash incentive plan is a modification of the 2006 plan and those of earlier years. In recognition of our financial progress and to tie senior officer compensation to return to our shareholders, no award will be made under the 2007 plan unless, following the awards and all other expenses recorded under generally accepted accounting principles, we have net income on our audited financial statements for 2007; this condition also applies to all incentive compensation for all employees for 2007. While the 2006 plan focused on results from operations, overall bookings and personal goals, the 2007 plan follows a balanced scorecard approach, with different performance goals weighted differently for each senior officer, including each Named Executive Officer, depending on their areas of responsibility and factors on which they have the most influence. For most senior officers, the principal financial targets include product bookings (defined as firm contracts for new product sales expected to be recognized as revenue prior to December 31, 2008, which are contracted for in 2007), gross margin dollars and pre-award operating income: bookings emphasize the need for revenue over a term longer than a year; our gross margins in recent years, although improving, have not been as desired and we have targeted improvement of those gross margins as a driver to profitability; and operating income focuses our need to control expenses as well as increasing gross margin contributions. Senior officers, including Named Executive Officers, responsible for technical areas have similar financial goals and specific product development and marketing goals for the year, weighted as appropriate for their respective areas of responsibility.

The target award percentages of base salary for each Named Executive Officer remain the same for 2007 as they were for 2006. The base for incentive awards has increased, however, from 25% to 50% of target as a threshold, to make it more difficult for senior officers to receive an incentive award, and ranges to 75% of target for meeting a Board approved plan, to 100% for meeting targets established above plan and to a maximum of 150% for meeting specified stretch goals. Any payout over 100% of target requires a specified level of bookings. In addition, Mr. Ungaro, Mr. Henry and Ms. Williams are eligible to receive additional cash payments of $250,000, $75,000 and $75,000, respectively, if 2007 pre-award results from operations exceed a pre-determined above-plan level. In determining results from operations (pre-tax, pre-interest and pre-foreign currency effects) for purposes of measuring any specific goals and the additional cash payments, charges due to FAS 123R stock compensation, new restructuring plans, incentive plan awards, retention incentives and annual bonuses are excluded; the 401(k) match is budgeted for 2007 and is not an adjustment factor as it was in 2006. To the extent there are other unplanned significant transactions or charges, then the Compensation Committee would determine what adjustments, if any, are appropriate in determining the results from operations for purposes of determining the payments under the 2007 plan. Again, the Chief Executive Officer, subject to final approval by the Compensation Committee, retains the right to adjust the formula incentive award (from 0% to 125%) for each officer. The Board, in executive session, approves the final incentive award for the Chief Executive Officer.

We believe that our Board has set performance targets based on plans that are achievable but require significant effort to be met so that performance awards based on Board plan are at substantial risk, and that incentive awards above Board plan are very difficult to realize. Previously, we paid no cash incentive awards for 2001, 2004 or 2005, paid above-target awards for 2002 and 2003, and paid at-target awards for 2006.

Long-Term Equity Awards

In determining the amount of equity compensation to be awarded to officers in a fiscal year under our shareholder approved plans, the Compensation Committee considers the current stock ownership of the officer, the retentive nature of longer-term awards, the impact of the officer’s contribution, each officer’s employment record and history, the possibility of future promotions, the extent and frequency of prior option grants and restricted stock awards, the officer’s unvested stock option and restricted stock position and the range of outstanding options with exercise prices below or near the current market price for our common stock. Before 2005, as with options granted to all employees, options were granted to officers at fair market value upon grant and with four-year vesting periods. In 2005, stock options were granted to officers upon consideration of these factors, although certain options were granted with exercise prices higher than the grant date fair market value. In part to reduce the impact of FAS 123R on our financial statements in future years, all options granted in 2005 to employees, including officers, vested in full on or before December 31, 2005, and the vesting of existing options held by employees, including officers, was accelerated in 2005.

On December 19, 2006 our Board, acting upon the recommendations of the Compensation Committee, granted equity awards to all officers, including the Named Executive Officers, at the same time as we granted equity awards to employees generally. In determining the timing of these grants, the Compensation Committee balanced a commitment to our employees to grant equity awards during 2006, the completion of our underwritten public offering on December 13, 2006, and the consequent disclosure of material information through that public offering to the general market, and a desire to have employee grants be at the same price and same general terms as officer grants. The Compensation Committee is considering the timing of future grants and whether to continue to make all grants at the same time or to separate the timing of grants to officers from those to employees generally.

In order to provide both incentive and retention goals, all December 2006 grants to officers, including each of the Named Executive Officers, consisted of an equal number of stock options and shares of restricted stock. This determination was made after consideration of such factors as the contemporaneous grant of stock options to a significant number of our employees, the market price incentive of stock options, the retention incentive of restricted stock and the total number of equity awards available for grant. Details of each type of grant are described below.

Stock Options.  We believe that stock options generally align shareholder and optionee interests. As a financial gain from stock options is only possible if the market price for our common stock increases after date of grant, we believe option grants encourage officers and other employees to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits all of our shareholders. In order to provide longer-term incentives, the stock options granted in December 2006 generally to all employees, including the Named Executive Officers, had ten-year terms and four-year vesting schedules, with 25% vesting after one year and the remaining balance vesting monthly over the next 36 months. All options granted in 2006 had exercise prices equal to 100% of grant date fair market value. Under our option plans, we may not grant stock options at a discount to the fair market value of our common stock or, except under certain older plans, reduce the exercise price of outstanding options except in the case of a stock split or other recapitalization events. We do not grant stock options with a so-called “reload” feature and we do not loan funds to employees to enable them to exercise stock options. The number of shares of common stock underlying the December 2006 option grants to the Named Executive Officers is reflected on the “Grants of Plan-Based Awards” table below.

Restricted Stock.  Awards of restricted stock are designed to increase each recipient’s ownership of our common stock, thereby aligning their interests with shareholder interests and, with a longer-term vesting schedule, to provide a significant long-term retention incentive. Our first awards of restricted stock, in December 2005, had 18-month vesting schedules, so that they vest at the end of June 2007. The December 2006 restricted stock awards, including those to the Named Executive Officers, have longer vesting schedules, with 50% of the granted shares vesting after two years and the remaining 50% vesting after four years (the actual vesting dates are November 15, 2008, and 2010, which are designed to be during open trading window periods following filing of our quarterly reports on Form 10-Q with the SEC). The number of shares of common stock issued as restricted stock awards to Named Executive Officers is reflected on the “Grants of Plan-Based Awards” table below.

Retention Agreements

On December 20, 2005, our Board of Directors approved retention agreements with each of three Named Executive Officers: Mr. Ungaro, President and Chief Executive Officer; Mr. Henry, Executive Vice President and Chief Financial Officer; and Ms. Williams, Senior Vice President responsible for hardware and software research and development. These agreements reflected the Board’s awareness that each of these individuals are well known and highly sought, that they each have contributed significantly to us in their positions with us since 2005 and that the loss of any of these individuals during the period covered by the retention agreements particularly would materially adversely affect us. The agreements provide that if the officer remains employed by us on December 31, 2006, and December 31, 2007, he or she will receive a cash retention bonus. The amount of the cash bonus is equal to, for 2006, 100% of the sum of the officer’s base pay in 2006 plus target bonus assuming 100% of target is reached and, for 2007, 50% of the sum of the officer’s base pay in 2007 plus target bonus assuming 100% of target is reached. The retention bonus for 2006 was paid in January 2007 to each of these executive officers and is reflected in the “Summary Compensation Table” below under the “Bonus” caption.

Benefits

We believe our benefit plans provide an important element to overall employee compensation. These plans are designed to enable us to attract and retain our workforce in a competitive marketplace and, with certain plans, to encourage ownership of our common stock. All our senior officers, including all the Named Executive Officers, are eligible to participate in a qualified employee stock purchase plan, a 401(k) defined contribution plan and our health and welfare plans on the same basis as all U.S. employees.

Employee Stock Purchase Plan.  We provide all employees, including officers, with a convenient means to purchase shares of our common stock under an Employee Stock Purchase Plan qualified under Section 423 of the U.S. Internal Revenue Code, and a method by which we can assist and encourage employees to become shareholders. Participants may contribute from $50 per month up to 15% of their gross pay and purchase shares in three-month offering periods. Since mid-December 2005, the purchase price formula has been 95% of the market value of our common stock at the end of each offering period.

Qualified 401(k) Defined Contribution Retirement Plan.  Our only retirement plan for all U.S. employees, including the Named Executive Officers, is a qualified 401(k) plan under which employees may contribute a portion of their salary on a pre-tax basis. Participants may invest in a limited number of mutual funds, but may not direct the purchase of shares of our common stock. Through 2004, we matched participant contributions at a 25% rate, with half of the match paid in cash on a quarterly basis during the year and the balance payable after the end of the year in cash and/or our common stock, although usually paid in shares of our common stock. There are no restrictions, other than those imposed by the securities laws regarding insider trading, on participants transferring the value of our common stock in their accounts to other permitted investments. In 2005, in recognition of our financial losses, we ceased matching contributions for the second half of the year so that the match for 2005 was at a rate of 12.5% of participant contributions and was made using both cash and shares of our common stock. In 2006, we reinstated our matching program, with a match at 6.25% of 2006 participant contributions, which has been paid in shares of our common stock. For 2007, our match has returned to 25% of participant contributions, with half of the match paid in shares of common stock on a quarterly basis during the year and the balance paid after year-end in cash and/or shares of common stock, as our Board decides.

Health and Welfare Plans.  We have health and welfare plans available on a non-discriminatory basis to all employees in the United States, including our Named Executive Officers, designed to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package. These plans include group medical, dental and vision plans, life insurance, long-term care, short and long-term disability, supplemental income protection, a retiree medical plan, flexible spending accounts for health care and dependent care, an employee assistance plan and travel assistance.

Pension Plans

We do not have any pension plan for any of our U.S. employees, including our Named Executive Officers. Our only retirement plan for our U.S. employees is our 401(k) plan.

Non-Qualified Deferred Compensation

We do not have any plan for any of our employees, including our Named Executive Officers, that provides for the deferral of compensation on a non-qualified basis under the Internal Revenue Code.

Stock Ownership Guidelines

We have not implemented formal stock ownership guidelines for our officers. We expect that our executive officers will discuss potential sales of our common stock with our Chief Executive Officer. We continue to review the practices regarding such guidelines and may re-evaluate our position with respect to stock ownership guidelines for officers.

Securities Trading Policies

Our securities trading policies state that directors, officers and employees may not purchase or sell puts or calls to sell or buy our common stock, engage in short sales with respect to our common stock, or buy our common stock on margin or pledge shares of our common stock and, except pursuant to approved Rule 10b5-1 plans, our policies restrict trading in our common stock by directors, officers and certain specified employees to open window periods following the release of our quarterly financial results.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that we may deduct for compensation paid to our Chief Executive Officer and the next four most highly compensated officers in any year. This limitation does not apply, however, to “performance-based” compensation, as defined in the Internal Revenue Code. Stock options and annual incentive awards generally qualify as “performance-based” compensation and may be fully deductible. The deductibility of some types of compensation payments depends upon the timing of the awards and the vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of compensation. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, particularly given our considerable net loss carry-forward position for U.S. tax purposes. Rather, we maintain the flexibility to structure our compensation programs in ways that promote the best interests of our shareholders.

Potential Payments Upon Termination of Employment or Change of Control

We do not have employment agreements with any of our Named Executive Officers. We have an Executive Severance Policy for our officers regarding payment upon termination of their employment and management continuation agreements with certain officers applicable to a termination following a change of control. All our Named Executive Officers are eligible to receive payments and benefits under this policy and these agreements. In addition, our stock option plans, the restricted stock agreements with our officers, including the Named Executive Officers, and the retention agreements with Mr. Ungaro, Mr. Henry and Ms. Williams, contain provisions regarding employment terminations and changes of control.

We believe these provisions facilitate our ability to attract and retain officers in a competitive marketplace for talent and, with the change of control provisions, encourage officers to remain focused on our business in the event of rumored or actual fundamental corporate changes. Further information regarding these provisions follows.

Executive Severance Policy

In October 2002 our Board of Directors adopted an Executive Severance Policy that covers our officers, including the Named Executive Officers. This policy applies to terminations of employment without Cause or resignations for Good Reason, as such terms are defined in the policy; this policy does not apply if the Management Continuation Agreements described below are applicable and does not apply to employment terminations due to death, Disability, retirement, Cause or resignations other than for Good Reason. We consider it likely that it will take more time for officers to find new employment, and thus officers generally are paid severance and receive health and welfare benefits for a longer period. Our Chief Executive Officer receives the sum of 200% of the total of his base salary for twelve months and annual incentive award based on the target established by the Board for each year if his employment were terminated before the end of March 2008, and 100% of such compensation thereafter. Senior vice presidents generally receive salary continuation, exclusive of any incentive awards or other bonuses, in an amount equal to their base salary for a period of nine months plus one month for each year of service as an officer up to a maximum of twelve months; and other vice presidents receive salary continuation, exclusive of any incentive awards or other bonuses, in an amount equal to their base salary for a period of six months plus one month for each year of service as an officer up to a maximum of nine months. Our offer letter to Mr. Henry provided that if he were terminated other than for Cause, he would receive a payment equal to his annual base salary and his annual incentive award at target, and our offer letter to Ms. Williams provided that if she were terminated other than for Cause during the first two years of employment, she would receive a severance payment equal to two times her annual base salary. Amounts are paid in accordance with our standard salary payment procedures generally for such periods, although the Board can modify the period over which such amounts are paid. The policy also provides for continued payment of our portion of medical, dental, vision and life insurance benefits, extension of the period to exercise stock options and executive outplacement services for the period the former employee receives salary continuation payments (the provision of benefits terminates earlier if the former officer is offered such benefits by a subsequent employer). To receive these benefits the officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. Our obligations under this policy are unfunded and our Board has the express right to modify or terminate this policy at any time.

Management Continuation Agreements

We have entered into management continuation agreements with certain of our officers, including the Named Executive Officers. Payments are made under these agreements only if two events occur (often referred to as a “double-trigger” form): first, there is a Change of Control, as defined, and, secondly, within three years after the Change of Control, the officer’s employment is terminated other than for Cause, death, Disability, retirement or resignation other than for Good Reason, as such terms are defined in the agreement. If both such events occur, then the officer is to receive an amount equal to two times the officer’s annual compensation, payable in a lump-sum within 30 days of termination, continuation of health and disability benefits and group term life insurance for 24 months following termination and the acceleration of vesting for all stock options held and the optionee has 12 months to exercise the options after termination or, if earlier, until the options expire. If such officers receive compensation that constitutes “excess parachute payments” for federal income tax purposes, we have agreed to pay with respect to compensation and benefits received under these agreements any excise taxes due with respect to those “excess parachute payments,” and any further excise taxes and federal and state income taxes due regarding these excise tax payments so that the officer would receive the same after-tax compensation and benefits under these agreements the officer would have received if no excise taxes had been imposed. We have also agreed to pay the legal fees and other costs incurred with respect to any challenge by the IRS to these calculations and payments. Under the management continuation agreements, “annual compensation” means one year of base salary, at the highest base salary rate that was paid to the officer in the 12-month period prior to the date of his or her termination of employment, plus the incentive plan awards at target that the officer was eligible to receive in that 12-month period.

Stock Option Plans

Our stock option plans provide that upon termination of employment, other than for Cause, death or permanent and total disability (as defined in the Internal Revenue Code), the options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If an officer receives the benefit of the Executive Severance Policy and his or her employment is terminated without Cause or due to a resignation for Good Reason, as such terms are defined in the Policy, then the officer would receive an extended period in which to exercise his or her options, as described above under “Executive Severance Policy.” If the optionee is terminated for Cause or “resigns in lieu of dismissal” (that is, a resignation after we have notified the optionee that he or she would be terminated for Cause), the option is deemed to have terminated at the time of the first act that led to such termination. Upon termination for death or disability, the options vest in full and the optionee (or his or her successor) has 12 months to exercise the options or, if earlier, until the options expire. In the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, unless the existing options are continued or assumed by the successor entity, if any, with appropriate adjustments, then the stock options terminate upon the effective date of such transaction, and each optionee would be provided the opportunity to exercise his or her options in full, including any portion not then vested. Our Board may extend the period in which to exercise an option, but not beyond the original expiration date of the option.

Restricted Stock Agreements

Under our restricted stock agreements entered into in 2005 and 2006, the restricted stock vests in full upon the death or Disability of the recipient or if, following a Change of Control, in addition to death or Disability, the recipient is terminated without Cause or resigns for Good Reason; the restricted stock is forfeited if, prior to the restricted stock otherwise vesting, the recipient is terminated for Cause. Under the 2005 agreements, which have a June 30, 2007, vesting date, the restricted stock vests if prior to vesting the employee is terminated without Cause or resigns for Good Reason, but is forfeited if the recipient retires or resigns without Good Reason. Under the 2006 agreements, which have a longer vesting period, with a November 15, 2008, vesting date for 50% of the restricted stock and a November 15, 2010, vesting date for the remaining 50%, the restricted shares are forfeited if a recipient is terminated without Cause or resigns for any reason, provided, however, if the recipient has held the restricted stock for 18 months and his or her employment is terminated for any reason other than Cause or the recipient retires after reaching age 62, then the recipient receives a pro-rata portion of the unvested shares; the Chief Executive Officer may lower the holding period to one year and the retirement age to 59 1/2 in his discretion and may request a non-competition agreement in exchange. In addition, in the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, the restricted stock vests in full if we fail to have the restricted stock agreements continued or assumed by the successor entity.

Retention Agreements

In the event one of the officers who is a party to a retention agreement is terminated without Cause or terminates with Good Reason, as such terms are defined in the retention agreement, the following payments would be made: Mr. Henry and Ms. Williams would receive payment under their retention agreement and, if applicable, a payment under our Executive Severance Policy described above, and Mr. Ungaro would receive the higher of the payment under his retention agreement or the Executive Severance Policy; if the payment were made under his retention agreement he would receive the benefit of the other provisions of the Executive Severance Policy. Payments under the retention agreements are made in a lump sum as soon as is practicable after the year-end. An officer would not receive a payment under the retention agreement if he or she were terminated for Cause, died, retired, terminated employment for other than for Good Reason or because of Disability, as such terms are defined in the retention agreement. If there were a Change of Control, our Board then would determine, prior to the Change of Control transaction becoming effective, whether payments under the retention agreements would be made in addition to the Management Continuation Agreements described above.

Definitions

The following terms have essentially the same meanings for the foregoing severance policy, stock option plans and agreements:

“Change of Control” includes a merger or consolidation between us and any other corporation (other than to change our state of incorporation or which does not effect a substantial change in ownership), complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; the acquisition by any person or entity, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; or, except for our stock option plans, a majority of our Board in office at the beginning of any 36-month period is replaced during the course of such 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such replacement was not initiated by the Board as constituted at the beginning of such 36-month period.

“Cause” means a termination of employment resulting from a good faith determination by our Board of Directors that there has been a willful failure or refusal in a material respect to follow reasonable policies or directives or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within a reasonable period following written notice; an act involving wrongful misconduct which has a demonstrable adverse impact on or material damage to us, or which constitutes a misappropriation of our assets; the unauthorized disclosure of confidential information; the provision of services for another company or person which competes with us, without the prior written approval of our President; or, except for our stock option plans, a material breach of obligations under agreements with us.

“Disability” means that, at the time the officer’s employment is terminated, the officer has been unable to perform the duties of his or her position for a period of six consecutive months as a result of the officer’s incapacity due to physical or mental illness.

“Good Reason” means a reduction in salary or benefits (other than reductions applicable to employees generally); a material change or diminution in job responsibilities; a request to relocate, except for office relocations that would not increase the officer’s one-way commute by more than 25 miles; or the failure by us to obtain the assumption of the relevant agreement by our successor.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Frank L. Lederman, Chairman
John B. Jones, Jr.
Stephen C. Kiely
Stephen C. Richards

Compensation Tables

The tables on this and the following pages describe, with respect to our Named Executive Officers, the salaries, bonuses, incentive awards and other compensation earned during 2006, cash and equity plan awards granted in 2006, values of outstanding equity awards as of year-end 2006, exercises of stock options in 2006, and potential payments upon termination of employment and following a Change of Control.

Summary Compensation

The following table summarizes the compensation of our Chief Executive Officer, our Chief Financial Officer and our three highest paid other executive officers for the fiscal year ended December 31, 2006.

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total(6)

Peter J. Ungaro	2006	$350,000	$875,000	$591,607	$2,537	$525,000	$1,345	$2,345,489
Chief Executive Officer & President
Brian C. Henry	2006	$325,000	$520,000	$344,927	$1,396	$195,000	$1,626	$1,387,949
Chief Financial Officer & Executive Vice President
Margaret A. Williams	2006	$300,000	$480,000	$344,927	$1,396	$180,000	$1,613	$1,307,936
Senior Vice President
Steven L. Scott	2006	$300,000	$0	$1,882	$888	$150,000	$22,278	$475,048
Senior Vice President & Chief Technology Officer
Jan C. Silverman	2006	$250,000	$0	$106,873	$317	$112,500	$3,185	$472,875
Senior Vice President

(1)	The amounts shown reflect payments under the Retention Agreements with each of the applicable Named Executive Officers and are shown as earned in 2006 although paid in January 2007. See “Determination of Compensation Levels — Retention Agreements” in the Compensation Discussion and Analysis above.

(2)	The amounts shown reflect our expense for the 2006 fiscal year with respect to all outstanding restricted stock awards held by each Named Executive Officer, disregarding any adjustments for estimated forfeitures, and otherwise as recorded on our 2006 financial statements; the amounts shown do not reflect an amount paid to or earned or realized by any Named Executive Officer. These amounts include awards made in December 2005, which vest on June 30, 2007, and awards made on December 19, 2006, which vest in November 2008 and November 2010. See “Determination of Compensation Levels — Long-Term Equity Awards — Restricted Stock” in the Compensation Discussion and Analysis above and the “Outstanding Equity Awards at Fiscal Year-End” table below for a more complete description of these awards, including events that cause forfeitures. See the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for a description of the valuation of these restricted stock awards pursuant to FAS 123R. The amount any Named Executive Officer realizes from these restricted stock awards, if any, will depend on the future market value of our common stock when these shares are sold and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(3)	The amounts shown reflect our expense for the 2006 fiscal year with respect to all outstanding stock options held by each Named Executive Officer, disregarding any adjustments for estimated forfeitures, and otherwise as recorded on our 2006 financial statements. All stock options granted to the Named Executive Officers before 2006 vested in full before 2006, and we recognized no expense for such pre-2006 stock option grants. Therefore this column reflects only our recorded expense in 2006 for the stock options granted on December 19, 2006. See “Determination of Compensation Levels — Long-Term Equity Awards — Stock Options” in the Compensation Discussion and Analysis above and the “Grants of Plan-Based Awards” table below for a more complete description of these option grants. See the Notes to Consolidated Financial Statements in our Annual Report on

Form 10-K for the fiscal year ended December 31, 2006, for a description of the valuation of these stock options, including key assumptions, under the Black-Scholes pricing model pursuant to FAS 123R; the values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected exercise dates of these options. There can be no assurance that the options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these options depends on the future excess, if any, of the market value of our common stock over the exercise price of the options when the Named Executive Officer sells the underlying shares, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(4)	The amounts shown reflect the amounts paid in February 2007 under our Annual Cash Incentive Compensation Plan for 2006. See “Determination of Compensation Levels — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above for a description of the 2006 plan and awards.

(5)	“All Other Compensation” for 2006 includes premiums for group term life insurance policies (Mr. Ungaro — $425, Mr. Henry — $688, Ms. Williams — $675, Mr. Scott — $405, and Mr. Silverman — $1,935) and our matching contributions under our 401(k) Plan (Mr. Ungaro — $920, Mr. Henry — $938, Ms. Williams — $938, Mr. Scott — $938, and Mr. Silverman — $1,250). The amount shown for Mr. Scott also includes $20,935 for the cost of renting an apartment in 2006 in Seattle, Washington, for Mr. Scott and his wife who, at our request, temporarily moved from their home in Wisconsin in order to become more familiar with our Seattle-based engineers and their work.

(6)	The amounts shown reflect the sum of the amounts shown in the columns for salary, bonus, stock awards, option awards, non-equity incentive plan compensation and all other compensation, as required by SEC rules and regulations. Because these sums combine cash payments earned by and made to the Named Executive Officers and amounts not earned by or paid to the Named Executive Officer but rather amounts recorded by us on our 2006 financial statements as an expense for restricted stock awards and option grants to the Named Executive Officers, the actual total amount earned in 2006 by a Named Executive Officer depends on future events and, for the reasons described in footnotes (2) and (3) above, there is no assurance that the Named Executive Officers will realize a total sum at or near the values shown in this column.

Grants of Plan-Based Awards in 2006

The following table sets forth certain information with respect to grants of cash incentive awards and equity awards during the year ended December 31, 2006, to the Named Executive Officers.

Grants of Plan-Based Awards

						All Other	Exercise Price
		Estimated Possible Payouts				Option	of
	Award	under Non-Equity			All Other	Awards(2)	Option	Grant Date
	Grant	Incentive Plan Awards(1)			Stock Awards(2)	(underlying	Awards(3)	Fair Value(4)
Name	Date	Threshold	Target	Maximum	(shares)	shares)	($ per share)	Stock	Options

Peter J. Ungaro	04/29/06	$131,250	$525,000	$787,500
	12/19/06				63,150	63,150	$10.56	$666,864	$383,952
Brian C. Henry	04/29/06	$48,750	$195,000	$292,500
	12/19/06				34,750	34,750	$10.56	$366,960	$211,280
Margaret A. Williams	04/29/06	$45,000	$180,000	$270,000
	12/19/06				34,750	34,750	$10.56	$366,960	$211,280
Steven L. Scott	04/29/06	$37,500	$150,000	$225,000
	12/19/06				22,100	22,100	$10.56	$233,376	$134,368
Jan C. Silverman	04/29/06	$31,250	$125,000	$187,500
	12/19/06				7,900	7,900	$10.56	$83,424	$48,032

(1)	Represents threshold, target and maximum payout levels under our Annual Cash Incentive Compensation Plan for 2006. The actual amount of incentive payment earned by each Named Executive Officer in 2006, which was paid in February 2007, is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above. Additional information regarding the design and terms of the Annual

Cash Incentive Compensation Plan is included under “Determination of Compensation Levels — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(2)	Reflects the number of restricted stock awards and shares of common stock underlying stock options granted to each Named Executive Officer on December 19, 2006, pursuant to our shareholder approved equity incentive plans. Half of these restricted stock awards granted to each Named Executive Officer vest on November 15, 2008, and the remaining half vest on November 15, 2010, and are forfeitable upon certain events. Restricted stock awards also vest in full upon the death or Disability of the recipient, and upon certain other events. Twenty-five per cent of the stock options granted to the Named Executive Officers in 2006 vest on December 19, 2007, with the remaining balance vesting monthly over the next 36 months, so that all options will be vested on December 19, 2010. Vesting of stock options is accelerated upon the death or Disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Determination of Compensation Levels — Long-Term Equity Awards” and “Potential Payments Upon Termination of Employment or Change of Control — Stock Option Plans” and “ — Restricted Stock Agreements” in the Compensation Discussion and Analysis above.

(3)	Reflects 100% of the fair market value of our common stock on December 19, 2006, the grant date. In determining the grant date fair market value, we use the most recent closing price for our common stock prior to the applicable Committee or Board meeting. If meetings are held in the morning, then we use the closing price on the immediately preceding trading date. If the meetings are held after 1:00 p.m., Pacific Time, on a trading day, we use the closing price on the date of the meeting, which was the case for the December 19, 2006, Board meeting.

(4)	The grant date fair value of the restricted stock awards and stock option grants was computed in accordance with FAS 123R and represents our total projected expense for financial reporting purposes of those awards and grants. See the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for a description of the valuation of these restricted stock awards and stock option grants, including key assumptions under the Black-Scholes pricing model for determining values of stock options; the values determined by the Black-Scholes model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected exercise dates of the stock options. There can be no assurance that the stock options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these restricted stock awards and stock option grants depends on the market value of our common stock in the future when the Named Executive Officer sells the restricted shares or the shares underlying the stock options, as the case may be, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

Outstanding Equity Awards on December 31, 2006

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006, held by our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

					Stock Awards
	Option Awards				Number of
	Number of Shares		Option		Shares That	Market Value of
	Underlying Unexercised Options		Exercise Price	Option	Have Not	Shares That
Name	Exercisable(1)	Unexercisable(2)	($ per share)(3)	Expiration Date	Vested	Have Not Vested(6)

Peter J. Ungaro	124,999		$36.00	07/29/2013	150,000(4)	$1,782,000
	25,000		$27.56	02/05/2014	63,150(5)	$750,222
	75,000		$14.76	09/20/2014
	43,750		$8.00	05/11/2015
	43,750		$10.00	05/11/2015
	43,750		$12.00	05/11/2015
	43,750		$14.00	05/11/2015
		63,150	$10.56	12/19/2016

Brian C. Henry	124,999		$5.92	05/23/2015	87,500(4)	$1,039,500
		34,750	$10.56	12/19/2016	34,750(5)	$412,830

Margaret A. Williams	12,500		$8.32	04/27/2015	87,500(4)	$1,039,500
	12,500		$10.00	04/27/2015	34,750(5)	$412,830
	12,500		$11.64	04/27/2015
	12,500		$13.32	04/27/2015
	6,250		$8.00	05/11/2015
	6,250		$10.00	05/11/2015
	6,250		$12.00	05/11/2015
	6,250		$14.00	05/11/2015
		34,750	$10.56	12/19/2016

Steven L. Scott	547		$20.00	07/01/2010	22,100(5)	$262,548
	948		$10.12	02/07/2011
	7,292		$10.36	04/29/2012
	3,907		$16.40	07/12/2012
	12,499		$27.56	02/05/2014
	6,250		$14.76	09/20/2014
	6,250		$8.00	05/11/2015
	6,250		$10.00	05/11/2015
	6,250		$12.00	05/11/2015
	6,250		$14.00	05/11/2015
	73,500		$3.80	09/26/2015
		22,100	$10.56	12/19/2016

Jan C. Silverman	12,500		$4.64	11/01/2015	37,500(4)	$445,500
		7,900	$10.56	12/19/2016	7,900(5)	$93,852

(1)	All stock options listed in this column are fully vested.

(2)	With respect to the stock options listed in this column, 25% of the options vest on December 19, 2007, with the remaining balance vesting monthly over the next 36 months, so that all options will vest in full on December 19, 2010. Vesting of stock options is accelerated upon the death or Disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these stock option grants is included under the captions “Determination of Compensation Levels — Long-Term Equity Awards — Stock Options” and “Potential Payments Upon Termination of Employment or Change of Control — Stock Options Plans” in the Compensation Discussion and Analysis above.

(3)	The option exercise prices were set at 100% of the fair market value of our common stock on the respective dates of grant, except for the options expiring on April 27, 2015, and May 11, 2015, that were granted with per share exercise prices higher than the grant date fair market values of $8.32 per share and $5.88 per share, respectively.

(4)	These restricted stock awards vest in full on June 30, 2007, and are forfeitable upon certain events. Restricted stock awards vest in full upon the death or Disability of the recipient, and upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Determination of Compensation Levels — Long-Term Equity Awards — Restricted Stock” and “Potential Payments Upon Termination of Employment or Change of Control — Restricted Stock Agreements” in the Compensation Discussion and Analysis above.

(5)	Half of these restricted stock awards vest on November 15, 2008, and the remaining half vest on November 15, 2010, and are forfeitable upon certain events. Restricted stock awards also vest in full upon the death or Disability of the recipient, and upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Determination of Compensation Levels — Long-Term Equity Awards — Restricted Stock” and “Potential Payments Upon Termination of Employment or Change of Control — Restricted Stock Agreements” in the Compensation Discussion and Analysis above and in the “Grants of Plan-Based Awards” table above.

(6)	Based on the reported closing price of $11.88 per share for our common stock on December 29, 2006, the last trading day of 2006, on the Nasdaq Global Market.

2006 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock option exercises during the year ended December 31, 2006 by certain Named Executive Officers. No restricted stock awards vested in 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized	Acquired on	Realized
Name	Exercise	on Exercise(1)	Vesting	on Vesting

Peter J. Ungaro	None	None	None	None
Brian C. Henry	None	None	None	None
Margaret A. Williams	None	None	None	None
Steven L. Scott	1,500	$11,449	None	None
Jan C. Silverman	12,500	$112,127	None	None

(1)	As each of the Named Executive Officers who exercised stock options in 2006 also sold in market sales all of the shares of common stock acquired on the exercise of the stock options on the same day as exercise, this column reflects the aggregate sales price of the underlying shares of common stock actually received less the exercise price of the options.

Termination of Employment Other Than Following a Change of Control

The following table reflects the amount of compensation that would have been payable to each of the Named Executive Officers in the event of termination of such executive’s employment as of December 29, 2006, the last business day of the year, other than following a Change of Control. Except as indicated in the footnotes below, this table assumes that the Named Executive Officer was terminated without Cause or terminated for Good Reason. No special payments are due if the Named Executive Officer terminates voluntarily without Good Reason or retires, except as indicated in the footnotes below, or is terminated for Cause (as is the case for all terminations, a terminated employee receives accrued and unpaid salary, any accrued and unpaid vacation and is able to receive the balance in his or her 401(k) plan account). Generally, stock options cease vesting upon termination of employment and an optionee has three months after termination to exercise the options. If the employee’s employment is terminated due to death or permanent and total disability, then his or her stock options and restricted stock awards vest in full and the estate or the employee has 12 months after termination to exercise the stock options. For a description of the applicable provisions, see “Potential Payments Upon Termination of Employment or Change of Control” in the Compensation Discussion and Analysis above.

The actual amounts to be paid to and the value of any vesting of restricted stock and stock options held by a Named Executive Officer upon such termination of employment can be determined only at the time of such termination, and are dependent on the facts and circumstances then applicable.

		Restricted		Continued
	Severance	Stock	Stock	Benefit Plan
Name	Payment(1)	Awards(2)	Options(3)	Coverage(4)

Peter J. Ungaro	$1,750,000	$1,782,000	$257,652	$26,208
Brian C. Henry	$1,040,000	$1,039,500	$141,780	$30,895
Margaret A. Williams	$1,080,000	$1,039,500	$141,780	$21,068
Steven L. Scott	$300,000	0	$90,168	$27,206
Jan C. Silverman	$208,333	$445,000	$32,232	$26,856

(1)	The amounts shown for Mr. Ungaro, Mr. Scott and Mr. Silverman are the amounts due under the Executive Severance Policy. The amounts shown for Mr. Henry and Ms. Williams are the sums due under the Executive Severance Policy, as amended by their respective offer letters ($520,000 and $600,000, respectively), and their respective Retention Agreements ($520,000 and $480,000, respectively); if Mr. Henry and Ms. Williams terminated their employment for Good Reason, then the amounts due them under the Executive Severance Policy would be $325,000 and $300,000, respectively. The amounts due under the Executive Severance Payment are assumed to be paid out over a period of months (12 months for Mr. Ungaro, Mr. Henry, Ms. Williams and Mr. Scott, 10 months for Mr. Silverman) in accordance with our normal payroll payment practices; the amounts to be paid under the applicable Retention Agreements are payable in a lump sum as soon as practicable after the termination.

(2)	Reflects the value of the Named Executive Officer’s outstanding restricted shares granted in 2005 with vesting accelerated to December 29, 2006, based on the closing market price of $11.88 per share on December 29, 2006, the last trading date in 2006, assuming the employment of the Named Executive Officer had been terminated without Cause or for Good Reason. In such event, the Named Executive Officer’s restricted stock granted in 2005 would have vested but the restricted stock granted in 2006 would not have vested. If the termination on such date had been due to death or Disability, instead of the amounts shown in this column in the table above, the value of the restricted stock granted in 2005 and 2006 that would have vested would have been: Mr. Ungaro — $2,532,222; Mr. Henry — $1,452,330; Ms. Williams — $1,452,330; Mr. Scott — $262,548; and Mr. Silverman — $539,352. See the discussion under “Potential Payments Upon Termination of Employment or Change of Control — Restricted Stock Agreements” in the Compensation Discussion and Analysis and the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of these awards.

(3)	Reflects the value of the acceleration of unvested stock options if the termination were due to death or permanent and total disability that occurred on December 29, 2006. See the “Outstanding Equity Awards at Fiscal Year-End” table and the discussion under “Potential Payments Upon Termination of Employment or Change of Control — Stock Option Plans” in the Compensation Discussion and Analysis above for a description of these stock options. Under the Black-Scholes pricing model for determining option values under FAS 123R, we used the actual exercise price of each option, a fair value of $11.88 per share which was the closing market price on December 29, 2006, the last trading day of the year, a one-year period in which to exercise the options, and other assumptions as set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. If the officer were terminated without Cause or resigned for Good Reason, pursuant to our Executive Severance Policy the option exercise period for all outstanding and vested stock options would be extended by seven to nine months and the value of that extension for each Named Executive Officer, based on and subject to the limitations of the Black-Scholes pricing model, would be, instead of the amounts shown in this column: Mr. Ungaro — $428,363; Mr. Henry — $67,481; Ms. Williams — $101,531; Mr. Scott — $62,531; and Mr. Silverman — $2,604.

(4)	Estimated value of the continued payment under the Executive Severance Policy of our portion of medical, dental, vision and life insurance benefits for 12 months for Mr. Ungaro, Mr. Henry, Ms. Williams and Mr. Scott and for 10 months for Mr. Silverman, plus $8,500 for outplacement services. These payments would cease if, before these time periods were completed, a Named Executive Officer becomes employed with another company that offers such benefits.

Change of Control and Subsequent Termination of Employment

The following table reflects the amount of compensation that would have been payable to each of the Named Executive Officers in the event of termination of such executive’s employment following a Change of Control and assuming that such termination was effective as of December 29, 2006, the last business day of the year. This table assumes that the Named Executive Officer has been terminated without Cause or has terminated for Good Reason. No special payments are due if the Named Executive Officer terminates voluntarily without Good Reason or retires, or is terminated for Cause (as is the case for all terminations, a terminated employee receives accrued and unpaid salary, any accrued and unpaid vacation and is able to receive the balance in his or her 401(k) plan account). Generally, stock options cease vesting upon termination of employment and an optionee has three months after termination to exercise the options. If a successor entity has not continued or assumed the stock options and restricted stock held by an employee then, upon a Change of Control, regardless of whether the employment of the employee is terminated, any unvested stock options vest in full and the optionee has the opportunity to exercise the options prior to the Change of Control becoming effective and all restricted stock vests in full. For a description of the applicable provisions, see “Potential Payments Upon Termination of Employment or Change of Control” in the Compensation Discussion and Analysis above.

The actual amounts to be paid to and the value of any vesting of restricted stock and stock options held by a Named Executive Officer would be determined only at the time of termination of each Named Executive Officer following a Change of Control, and are dependent on the facts and circumstances then applicable.

		Restricted		Continued
	Severance	Stock	Stock	Benefit Plan	Tax
Name	Payment(1)	Awards(2)	Options(3)	Coverage(4)	Gross-Up(5)

Peter J. Ungaro	$1,750,000	$2,532,222	$83,358	$34,539	$676,268
Brian C. Henry	$1,040,000	$1,452,330	$45,870	$43,441	$363,124
Margaret A. Williams	$960,000	$1,452,330	$45,870	$24,774	$353,658
Steven L. Scott	$900,000	$262,548	$29,172	$36,451	0
Jan C. Silverman	$750,000	$539,352	$10,428	$42,758	$279,852

(1)	The amounts reflected are payments under our Management Continuation Agreements. These amounts are payable in a lump sum within 30 days following termination of employment. For Mr. Ungaro, Mr. Henry and Ms. Williams, our Board of Directors would determine, prior to the Change of Control transaction becoming effective, if these executive officers would also receive payments for 2006 of $875,000, $520,000 and $480,000, respectively, under their respective Retention Agreements. See the table under “Termination of Employment Other Than Following a Change of Control” above.

(2)	Reflects the value of the Named Executive Officer’s outstanding restricted shares with vesting accelerated to December 31, 2006, based on the closing market price of $11.88 per share on December 29, 2006, the last trading day in 2006. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of these awards.

(3)	These amounts assume that there has been a Change of Control, the successor company has not continued or assumed the outstanding unvested stock options, and the officer exercised the options on December 29, 2006, because in such circumstances the options vest in full and terminate upon the Change of Control becoming effective. The amounts shown are the difference between $11.88 per share, the closing market price on December 29, 2006, the last trading day in 2006, and the exercise price of the otherwise unvested options held by the Named Executive Officer. See the “Outstanding Equity Awards at Fiscal Year-End” table and the discussion under “Potential Payments Upon Termination of Employment or Change of Control — Stock Option Plans” in the Compensation Discussion and Analysis above for a description of these stock options.

(4)	Estimated present value of the continued payment of our portion of medical, dental, vision, disability and life insurance benefits for 24 months for each Named Executive Officer.

(5)	Reflects what we would have paid under the Management Continuation Agreements pursuant to which we have agreed to pay any excise taxes due with respect to “excess parachute payments,” and any further excise taxes and federal and state income and associated payroll taxes due regarding those excise tax payments with respect to the amounts received under the Management Continuation Agreements. For purposes of determining the estimated tax gross-up amount, the base amount calculations were based on taxable wages for the applicable number of years through 2006, with annualized compensation for Mr. Ungaro in 2003 and for Mr. Henry, Ms. Williams and Mr. Silverman in 2005. All executives were assumed to be subject to a federal tax rate of 35%, a FICA rate of 1.45%, and the highest marginal rate under applicable state income tax laws for Mr. Scott and Mr. Silverman.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Frank L. Lederman (chair), John B. Jones, Jr., Stephen C. Kiely, Stephen C. Richards, and, until his death in early February 2007, Kenneth W. Kennedy, Jr. No member of the Compensation Committee was an officer or employee of Cray Inc. or any of our subsidiaries in 2006 or formerly. In addition, none of our executive officers served on the board of directors or compensation committee of any entity whose executive officers included any of our directors.

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions between us and any of our significant shareholders, directors, executive officers and employees can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders. Therefore, as a general matter and in accordance with our Code of Business Conduct, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Our Board of Directors has adopted a written Related Person Transaction Policy which requires the Audit Committee of our Board to review and, if appropriate, to approve or ratify any such transactions. Specifically, pursuant to the policy, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our 5% shareholders, directors or executive officers has a direct or an indirect material interest. After its review the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as the Committee determines in good faith, and the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the transaction. A copy of our Related Person Transaction Policy is available on our web site: www.cray.com under “Investors — Corporate Governance — Governance Documents.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Change in Independent Registered Public Accounting Firms

On April 11, 2005, Deloitte & Touche LLP (“D&T”) informed the Chairman of our Audit Committee that D&T would not stand for re-election as our independent registered public accounting firm for the fiscal year ending December 31, 2005. D&T had been our independent auditors since 1987. D&T continued to be engaged to provide its attestation report on management’s assessment of our internal control over financial reporting required by Item 308(b) of Regulation S-K for filing in an amendment to our Annual Report on Form 10-K for the year ended December 31, 2004, and to review our interim financial information to be included in our Quarterly Report on Form 10-Q for our first quarter ended March 31, 2005.

D&T completed its services for us with the filing on May 10, 2005, of our Quarterly Report on Form 10-Q for our first quarter ended March 31, 2005.

D&T informed us that its decision not to stand for re-election was not the result of any disagreements between D&T and us on matters of accounting principles or practices, financial statement disclosure or audit scope or procedures.

The audit reports of D&T on our financial statements for fiscal years ended December 31, 2004, and 2003, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. As set forth under Item 9A of our Form 10-K/A filed with the SEC on May 3, 2005, D&T’s report on internal control over financial reporting disclaimed an opinion on management’s assessment of the effectiveness of our internal control over financial reporting because of a scope limitation and expressed an adverse opinion on the effectiveness of our internal control over financial reporting because of material weaknesses and the effects of the scope limitation. We received an unqualified audit report from D&T on the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

During the period from January 1, 2003, through May 10, 2005, when D&T completed its services, there were no disagreements between us and D&T on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to D&T’s satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

During the period from January 1, 2003, through May 10, 2005, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

•	In connection with the performance of its audit of our financial statements for the year ended December 31, 2003, D&T reported to our Audit Committee that a reportable condition existed with respect to the lack of policies and procedures relating to accounting for non-revenue related contracts with third parties, specifically contracts entered into without the knowledge of and/or review by our accounting department to properly assess and account for the related contract;

•	With respect to the material weaknesses in internal control over financial reporting described under Item 9A of our Form 10-K filed with the SEC on April 1, 2005; and

•	With respect to the material weaknesses in internal control over financial reporting described under Item 9A of our Form 10-K/A filed with the SEC on May 3, 2005.

On June 30, 2005, our Audit Committee engaged the firm of Peterson Sullivan PLLC (“Peterson Sullivan”) of Seattle, Washington, to act as our independent registered public accounting firm.

During the fiscal years ended December 31, 2003, and 2004 and the interim period to June 30, 2005, we did not consult with Peterson Sullivan for any services, including either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Information Regarding Our Independent Registered Public Accounting Firms

Peterson Sullivan commenced serving as our independent auditors on June 30, 2005, and audited our 2005 and 2006 financial statements, including reviewing our interim financial statements included in our Quarterly Reports on Form 10-Q beginning with the quarter ended June 30, 2005. Our Audit Committee has selected Peterson Sullivan to serve as our independent auditors for 2007. As stated above, D&T served as our independent auditors through May 10, 2005, audited our 2004 financial statements and reviewed our financial statements that appeared in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

Representatives of Peterson Sullivan are expected to be present at the Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions.

Services and Fees

The following table lists the fees for services rendered by D&T through May 10, 2005 (except for performance of statutory audits of certain foreign subsidiaries after this date):

Services	2005

Audit Fees(1)	$173,000
Audit-Related Fees(2)	—
Tax Fees(3)	45,000
All Other Fees(4)	—
Total	$218,000

The following table lists the fees for services rendered by Peterson Sullivan from June 30, 2005, through December 31, 2005 and for 2006:

Services	2005	2006

Audit Fees(1)	$911,394	$605,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$911,394	$605,000

(1)	Audit services billed in 2005 consisted of: audit of our annual financial statements for the 2004 fiscal year by D&T and for the 2005 fiscal year by Peterson Sullivan, audits of our assessment of our internal control over financial reporting and the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act for the 2004 fiscal year by D&T and for the 2005 fiscal year by Peterson Sullivan, reviews of our quarterly financial statements, statutory and regulatory audits, consents, comfort letters and other services related to filings with the SEC and capital raising offerings.

(2)	No audit-related services were billed in 2005 or 2006.

(3)	No tax services were billed in 2006; tax services billed in 2005 consisted of tax compliance and tax planning and advice by D&T as follow:

•	Fees for tax compliance services totaled $30,000 in 2005. Tax compliance services are services rendered, based upon facts already in existence or completed transactions, to document, compute and obtain government approval for amounts to be included in tax filings. Such services consisted of federal, state and local income tax return assistance, sales and use, property and other tax return assistance, assistance with tax return filings in certain foreign jurisdictions and transfer pricing documentation.

•	Fees for tax planning and advice services totaled $15,000 in 2005. Tax planning and advice are services rendered with respect to proposed transactions or that structure a transaction to obtain a particular tax result. Such services consisted of tax advice related to research and development tax credits and tax advice related to intra-group restructuring.

(4)	There were no fees billed for other services in 2006 or 2005 by either D&T or Peterson Sullivan.

The Audit Committee has determined that the provision of non-audit services by D&T for us in 2005 were compatible with such firm maintaining its independence. The Audit Committee approved the following non-audit services performed by D&T in 2005:

•	Consultations and consents related to SEC filings and registrations statements,

•	Statutory audits required by our foreign subsidiaries and consultation of accounting matters, and

•	Tax planning and tax compliance for the U.S. and foreign income and other taxes.

Peterson Sullivan to date has not performed any non-audit services for us.

Audit Committee Pre-Approval Policy

All audit, tax and other services to be performed for us by our independent registered public accountant must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval usually is granted at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2006, all services performed by Peterson Sullivan were pre-approved by the Audit Committee in accordance with this policy.

Report on the 2006 Financial Statements and Independent Public Accountants by the Audit Committee

The Audit Committee of the Board of Directors has furnished the following report:

The management of Cray Inc. (the “Company”) has the responsibility for the financial statements and for their integrity and objectivity. To help fulfill this responsibility, management maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that transactions are executed in accordance with management’s authorizations and are reflected accurately in our records. The Audit Committee oversees the fulfillment by management of its responsibilities over financial controls and the preparation of the financial statements. The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2006, and discussed such statements with management and the Company’s independent auditors, Peterson Sullivan PLLC, including discussions concerning the quality of accounting principles, reasonableness of significant judgments and disclosures in the financial statements.

The Audit Committee also has discussed with the Company’s independent auditors such matters relating to the performance of the audit as are required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit and Finance Committees, as amended). Additionally, the Audit Committee has discussed with the independent auditors their independence with respect to the Company and considered whether their provision of non-audit services is compatible with maintaining that independence. In this consideration, the Audit Committee reviewed the fees billed by the independent auditors as disclosed above. The Company has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee

Daniel C. Regis, Chairman
Sally G. Narodick
Stephen C. Richards

ELECTION OF EIGHT DIRECTORS FOR ONE-YEAR TERMS

Our Bylaws fix the number of members of our Board at eight. Eight directors presently serve on our Board of Directors for terms ending at the 2007 Annual Meeting. The Board has nominated Ms. Narodick and Messrs. Blake, Jones, Kiely, Lederman, Regis, Richards and Ungaro for re-election to the Board, each to hold office until the Annual Meeting in 2008.

Kenneth W. Kennedy, Jr., who joined our Board in 1989, died in early February 2007. Until his death he served on our Compensation Committee. Dr. Kennedy was the John and Ann Doerr University Professor of Computational Engineering at Rice University and the Director of the Center for High Performance Software Research at Rice University. During his long tenure on our Board he provided invaluable assistance to our Board, our management and our engineers through his vast knowledge and experience with high performance computing. Our Governance Committee has not determined whether to add an individual to our Board.

We know of no reason why any nominee may be unable to serve as a director. If any nominee becomes unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy.

Board Recommendation:  The Board of Directors recommends that you vote “for” the election of all nominees for director.

Information about each nominee for director is set forth below.

William C. Blake

Mr. Blake, 57, joined our Board in June 2006. Mr. Blake is a 25-year veteran of the High Performance Computing industry. He currently serves as the Chief Executive Officer of Interactive Supercomputing, Inc., a software company that develops and sells an interactive parallel computing platform that extends existing desktop simulation tools for parallel computing on a spectrum of computing architectures. Before assuming this position in January 2007, he served as the Senior Vice President, Product Development of Netezza Corporation, which develops, markets and sells data warehouse appliances. Prior to joining Netezza in 2002, he was with Compaq Computer Corporation for nine years, managing both Compaq’s worldwide High Performance Technical Computing business and its software development group from 1996 to 2002, which included being responsible for compiler development for the Alpha processor; from 1993 to 1996 he was Compaq’s director of software products development and long-range operating system strategy. Mr. Blake previously held various key engineering management positions with Digital Equipment Corporation from 1981 to 1993. Mr. Blake is a member of the Board of Directors of Etnus, Inc., a provider of debugging and analysis solutions for complex computer codes, and is a member of the Institute of Electrical and Electronics Engineers and the Association for Computing Machinery. He received a B.S. from Lowell Technological Institute.

John B. Jones, Jr.

Mr. Jones, 62, joined our Board in December 2004. He was a leading high technology equity research analyst for nearly twenty years. Until his retirement in the fall of 2004, Mr. Jones was a Senior Managing Director at Schwab SoundView Capital Markets. He joined SoundView in 2002 as a Senior Equity Research Analyst. From 1992 to 2002, Mr. Jones was a Managing Director and Senior Analyst at Salomon Brothers, Salomon Smith Barney and Citibank, where he covered the Server and Enterprise Hardware, Printer and Test & Measurement industries. From 1985 to 1992, he was a partner and senior analyst at Montgomery Securities. Prior to his career as an equity research analyst, Mr. Jones held various positions in the computer industry at Stratus Computer, Wang Laboratories and IBM. He is a director of Stratus Technologies Inc., a provider of fault tolerant computer servers, technologies and services. He received a B.S. from the University of Oregon.

Stephen C. Kiely

Mr. Kiely, 61, joined our Board in 1999, was appointed Lead Director in January 2005 and Chairman of the Board in August 2005. He is Chairman of Stratus Technologies Inc., a provider of fault tolerant computer servers, technologies and services. Mr. Kiely has served in his present position at Stratus Technologies since 1999 when Stratus was purchased from Ascend Communications and he served as Chief Executive Officer of Stratus Technologies from 1999 through June 2003. Mr. Kiely joined Stratus in 1994 and held various executive positions with Stratus, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer and IBM. Mr. Kiely is a past member of the Advisory Council for the School of Engineering at Rice University, has served as a board member of the Massachusetts Technology Park Corporation and was a member of an advisory board to the President of the State University of New York at New Paltz. Mr. Kiely received a B.A. from Fairfield University and a M.S. in Management from the Stanford University Graduate School of Business.

Frank L. Lederman

Dr. Lederman, 57, joined our Board in May 2004. He served as a Vice President and Chief Technical Officer of Alcoa, Inc., from 1995 to his retirement in 2002. From 1988 to 1995, Dr. Lederman was with Toronto-based Noranda Inc., where he served as Senior Vice President, Technology. His responsibilities included directing the Noranda Technology Center in Montreal. Before joining Noranda, he was with General Electric Company from 1976 to 1988 serving in a number of positions in management and as a physicist, including as manager of electronics research programs and resources in the Corporate Research and Development Center in Schenectady, N.Y. Dr. Lederman received a B.S. and M.S. from Carnegie-Mellon University and a M.S. and Ph.D. in Physics from the University of Illinois, and was a Post-Doctoral Fellow in Electrical Engineering at the University of Pennsylvania.

Sally G. Narodick

Ms. Narodick, 61, joined our Board in October 2004. She is a retired educational technology and e-learning consultant. From 2000 to 2004 she was President of Narodick Consulting, an e-learning consulting firm. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. She also serves as a Board member of Penford Corporation, Puget Energy, Inc., Solutia Inc. and SumTotal Systems. Ms. Narodick chairs the audit committee of Puget Energy, Inc. and is a member of the audit committee of Solutia Inc. A graduate of Boston University, Ms. Narodick received a M.A. in Teaching from Teachers College, Columbia University, and a M.B.A. from New York University.

Daniel C. Regis

Mr. Regis, 67, joined our Board in 2003. He currently is Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies, which he co-founded in 2000. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. Prior to that, Mr. Regis spent over 30 years with Price Waterhouse LLP, including serving as managing partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. He is a director of Columbia Banking System, Inc., and Chairman of Art Technology Group, Inc. He is a member of the audit committees of Columbia Banking Systems, Inc. and Art Technology Group, Inc. He received a B.S. from Seattle University.

Stephen C. Richards

Mr. Richards, 53, joined our Board in October 2004 and is currently a private investor. Previously he served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., the leading provider of intrusion prevention and risk management solutions, a position he held for four years until his retirement in December 2004. He served as Chief Online Trading Officer of E*TRADE Group, Inc., a position he held from March 1999 to June 2000. From 1998 to February 1999, he served as Senior Vice President, Corporate Development and New Ventures at E*TRADE, following two years as E*TRADE’s Senior Vice President of Finance, Chief Financial Officer and

Treasurer. Prior to joining E*TRADE in April 1996, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas and First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards is a member of the Board of Directors of Tradestation Group Inc., and Zantaz, Inc., and is a trustee for the UC Davis Foundation. Mr. Richards is a Certified Public Accountant. He received a B.A. from the University of California at Davis and a M.B.A. in Finance from the University of California at Los Angeles.

Peter J. Ungaro

Mr. Ungaro. 38, has served as Chief Executive Officer and as a member of our Board of Directors since August 2005 and as President since March 2005; he previously served as Senior Vice President responsible for sales, marketing and services since September 2004 and before then served as Vice President responsible for sales and marketing from when he joined us in August 2003. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM since April 2003. Prior to that assignment, he was IBM’s vice president, worldwide HPC sales, a position he held since February 1999. He also held a variety of other sales leadership positions since joining IBM in 1991. Mr. Ungaro received a B.A. from Washington State University.

OTHER BUSINESS

The Board knows of no other matters to be brought before the Annual Meeting of Shareholders. If, however, other matters are properly presented at the meeting, the individuals designated on the proxy card will vote your shares according to their judgment on those matters.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including financial statements and schedules, forms a part of our 2006 Annual Report that was mailed to shareholders with this Proxy Statement. The Annual Report is available on our web site: www.cray.com under “Investors — Financials — SEC Filings.” Additional copies of the 2006 Annual Report on Form 10-K may be obtained without charge by writing to Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

By order of the Board of Directors,

Kenneth W. Johnson
Corporate Secretary

Seattle, Washington
March 30, 2007

PROXY
CRAY INC.
Annual Meeting of Shareholders
May 16, 2007 — 10:00 A.M.
1340 Mendota Heights Road, Mendota Heights, MN 55120
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     PLEASE SIGN AND RETURN THIS PROXY
     The undersigned hereby appoints Stephen C. Kiely, Peter J. Ungaro and Kenneth W. Johnson, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Cray Inc. (the “Company”) on May 16, 2007, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:
     The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the proposal to elect eight directors, each to serve a one-year term. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.
     If you vote by Internet or telephone, please do not return this proxy.
(Continued and to be marked, dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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The Board of Directors recommends that you vote for election of named Directors.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1. 01 02 03 04 05 06 07 08	Election of eight directors,
each to serve a
one-year term.
Nominees:
William C. Blake
John B. Jones, Jr.
Stephen C. Kiely
Frank L. Lederman
Sally G. Narodick
Daniel C. Regis
Stephen C. Richards
Peter J. Ungaro	FOR all nominees listed (except as withheld) ☐	WITHHOLD AUTHORITY to vote for nominees listed ☐		WILL ATTEND
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)			If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	☐

The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.

Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name as a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.
PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature if held jointly	Date:	, 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲   FOLD AND DETACH HERE   ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet/telephone voting is available through 11:59 PM EDT
the day prior to meeting date.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/cray Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do
NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at: http://investors.cray.com

PROXY
CRAY INC.
Annual Meeting of Shareholders
May 16, 2007 — 10:00 A.M.
1340 Mendota Heights Road, Mendota Heights, MN 55120
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     PLEASE SIGN AND RETURN THIS PROXY
     The undersigned hereby appoints Stephen C. Kiely, Peter J. Ungaro and Kenneth W. Johnson, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Cray Inc. (the “Company”) on May 16, 2007, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:
     The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the proposal to elect eight directors, each to serve a one-year term. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.
     If you vote by Internet or telephone, please do not return this proxy.
(Continued and to be marked, dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
The Board of Directors recommends that you vote for election of named Directors.

1. 01 02 03 04 05 06 07 08	Election of eight directors,
each to serve a
one-year term.
Nominees:
William C. Blake
John B. Jones, Jr.
Stephen C. Kiely
Frank L. Lederman
Sally G. Narodick
Daniel C. Regis
Stephen C. Richards
Peter J. Ungaro	FOR all nominees listed (except as withheld) ☐	WITHHOLD AUTHORITY to vote for nominees listed ☐		WILL ATTEND
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)			If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	☐

The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.

Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name as a duly authorized offi cer, stating such offi cer’s title. Trustees, guardians, executors and administrators should sign in their offi cial capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.
PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature if held jointly	Date:	, 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲   FOLD AND DETACH HERE   ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet/telephone voting is available through 11:59 PM EDT
the day prior to meeting date.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/cray Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at: http://investors.cray.com